Exhibit 6.91

STRATEGIC PARTNERSHIP AGREEMENT

This Strategic Partnership Agreement (the "Agreement") is made as of the 1st day of March, 2021 (the "Effective Date"), by and between BrewBilt Manufacturing Inc., a Florida Corporation doing business in California, further referred to as “Manufacturing” and Simlatus Corporation, a Nevada Corporation doing business in California, further referred to as “Brewery”; Manufacturing and Brewery to be individually referred to herein as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS Manufacturing exclusively owns all right, title and interest in and to certain Proprietary Technology covering processes, methods, compositions, tools, and equipment useful for formulating, processing, and producing craft brewery equipment, and Brewery exclusively owns all right, title and interest in and to certain Proprietary Technology covering processes, methods, compositions, tools, and equipment useful for formulating, processing, and producing commercial craft beers.

WHEREAS Manufacturing and Brewery desire to enter into an agreement to grant Brewery certain exclusive rights to receive customers and equipment support to produce craft beers on the terms and conditions herein set forth herein.

WHEREAS Brewery plans to operate its own commercial brewery which is not bound to the terms and conditions of this agreement. Brewery will prepare and file a Pre14C Information Statement to effect a merger between Simlatus Corporation and into BrewBilt Brewing Company in the State of Florida.

NOW THEREFORE in consideration of the foregoing premises and the mutual covenants and promises set forth below, the Parties hereby agree as follows:

I. Definitions.

Initially capitalized terms shall have the following meanings:

"Affiliate" means, with respect to any Person, a Person who controls, is controlled by, or is under common control with, such Person. For purposes of the definition of "Affiliate," control means the ability to vote or control the vote of more than 50% of the voting securities of such Person.

"Manufacturing indemnitees" has the meaning set forth below.

"Business Day" means any day except Saturday, Sunday, or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

"Brewery Indemnitees" has the meaning set forth below.

"Formula" means a recipe formulated either by Manufacturing or Brewery.

"Confidential Information" means all information that is proprietary to a Party and that is not generally known to the public.

"Improvements" and "Improve" means any enhancements, additions, modifications, supplement, or improvement to any useful process, machine, manufacture, or composition of matter, whether or not Patentable. Improvements include New Patents.

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“Intellectual Property" means any and all forms of intellectual property throughout the world, including all right, title and interest in (a) Patents; (b) copyrightable works of authorship; (c) Know-How; (d) any and all rights in applications claiming any of the foregoing, (e) any and all rights to obtain renewals, reissues, re-examinations, continuations, continuations-in-part, divisions and other extensions of legal protections pertaining thereto; and (e) any and all rights and privileges analogous to the foregoing.

"Know-How" means the Proprietary Formula and any and all technical, engineering, scientific and practical information and knowledge, concepts, techniques, inventions, innovations, discoveries, methods of production, preparation or treatment, whether or not patentable, data, including biological, composition, clinical, analytical, testing and quality data, models, assays, designs, devices, formulae, specifications, and prototypes, laboratory records and notebooks, research plans and designs for experiments and tests, the results of any experimentation and testing and the information and data contained in any regulatory documents. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is or remains not known to the public.

"Net Sales" means the gross revenue actually received from the sale of Formula by Brewery during a relevant period of time, excluding (i) sales or consumption taxes, duties and other governmental charges directly imposed on the sale, (ii) prepaid or allowed freight (to the extent included in the amount billed the third party customer), postage, duty or insurance included therein, and (iii) discounts, rebates, and discounts actually allowed, refunds, credits or repayments due to rejections, defects or returns, and net of amounts previously included in Net Sales that were written-off during such period as collectible. If the Formula is commercially used by or sold to any Person for consideration other than money, Net Sales shall be the gross selling price of comparable formula sold in arm' s length transactions by Brewery, except that this shall apply only to commercial use and shall not apply to formula transferred, conveyed or otherwise used by Persons for proof of concept, research and development and/or feasibility trials performed on behalf of or for Brewery.

"New Patent" means any Patent issuing from a patent application filed after the Effective Date for any Improvements developed by a Party relating to the Proprietary Technology.

"Patent" means all patents, utility models, industrial designs, and design patents, worldwide, and applications therefor, and includes all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, re-examinations, provisional and extension thereof and any counterparts worldwide claiming priority there from; and all rights in and to any of the foregoing. "Patentable" means anything that is more likely than not eligible for protection as a Patent.

"Person" means an individual, partnership, corporation, business trust, limited liability Brewery, limited liability partnership, joint stock Brewery, trust, unincorporated association, joint venture or other entity or a government agency.

"Proprietary Equipment" means the equipment, devices, tools, software, and machines that are particularly suited for use with the Proprietary Formula and used by Manufacturing to formulate, process, and produce the Proprietary Formula.

"Proprietary Formula" means the craft brew recipe currently in production Schedule A owned by Manufacturing and licensed to Brewery.

"Proprietary Technology" means the Intellectual Property disclosed by Manufacturing to Brewery hereunder (i) with respect to the design, make and use of the Proprietary Equipment, and (ii) necessary or useful to formulate, process, produce and use the Proprietary Formula, and any Improvements thereto developed and reduced to practice by Manufacturing during the Term.

"Third Party" means any Person other than the Parties.

Grant of Distribution Rights and Reservation of Rights.

Grant. Subject to the terms and conditions herein, for the Term, Manufacturing hereby grants to Brewery an exclusive right to all customers seeking private label and/or contract brewing services.

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Scope of Brewing. The brewing rights hereby granted by Manufacturing covers all applications, uses, activities, products, devices, and processes whatsoever without limitation.

Reservation of Rights. None.

Special Development Arrangements. If Brewery desires to use some or all of the Proprietary Technology for joint development activities internally or with a Third Party, and if due to use of Third Party Intellectual Property in such development an alternative ownership arrangement is required, prior to commencing such development, and prior to disclosing any Proprietary Technology to any Third Party, Brewery shall obtain Manufacturing's prior permission and agreement regarding the disclosure and modified Intellectual Property ownership arrangement. To effectuate such agreement, the Parties may enter into one or more two party or three-party agreements for such development project.

Grant-back Brewing. None.

No Challenge. None.

Consideration.

In consideration of the agreement and other rights granted herein, Brewery shall receive the following:

Commercial Brewing Contract. The Brewery will receive all brewery craft beer revenue with no benefit to Manufacturing.

Audit Rights. Upon not less than ten (10) days prior written notice to both parties, Brewery and Manufacturing shall have the right during normal business hours to audit certain books and records relating to determination of the Net Sales and inspect both commercial facilities to ensure compliance with this Agreement. Both parties shall permit to each other to use an independent accounting firm to audit at each owns expense, the internal accounts for the purpose of verifying the amount shown on any report delivered by Brewery or Manufacturing. Unless one or the other is in material breach of its obligations hereunder, neither may not exercise its inspection and audit rights under this Section more frequently than once per calendar year. If an audit reveals errors to a disadvantage, the amount due to either party, plus interest equal to the prime rate (as published in the Wall Street Journal on any date of determination; the "prime rate" to change as and when the rate so published changes) plus two percent (2%) per annum on such amount from the date originally due until the date actually paid, shall be paid to either party within ten (10) days. In addition, if the amount in error is found to be more than five percent (5%) of the payment determined to be due, the cost of the audit will be paid by the other.

Technology Memorialization

Memorialization. Manufacturing shall memorialize and record in hardcopy and digital form all Proprietary Technology necessary and useful for Manufacturing to formulate, make, have made, and use the Proprietary Recipe and the Proprietary Equipment.

Memorialization Methods. Manufacturing shall record the memorialization and recordation of the Proprietary Technology in written, audio, photographic and video form. Manufacturing and Brewery shall treat the Proprietary Information as a trade secret and shall be subject to the confidentiality obligations hereof.

Disclosure of Proprietary Technology. The Proprietary Technology, as memorialized and recorded by the Manufacturing, shall be disclosed to Brewery for the sole purpose of making the Proprietary Recipe(s) for Brewery. Brewery shall not disclose the Proprietary Technology to any Third Party.

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Representations and Warranties.

Manufacturing hereby represents and warrants to Brewery that:

Manufacturing is the sole and legal owner of the Proprietary Equipment and has the full right and power to grant the equipment to Brewery.

There are no claims or suits pending or threatened against Manufacturing challenging Manufacturing's ownership of or right to use the Proprietary Equipment, nor, to the knowledge of Manufacturing, does there exist any basis, therefore. There are no claims or suits pending or threatened against Manufacturing alleging the same or any use thereof infringes the rights of any third parties, nor, to the knowledge of Manufacturing, does there exist any basis, therefore.

Manufacturing's grant of Rights to the Brewery's exercise of its rights hereunder does not and will not constitute a breach or default under any agreement or instrument by which Manufacturing is bound or the Proprietary Equipment and are subject; and Manufacturing's disclosure and transfer of the Intellectual Property comprising the same shall not result in any claim of trade secret misappropriation by any third party.

NO WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MANUFACTURING MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, THE PROPRIETARY TECHNOLOGY, THE PROPRIETARY RECIPES, THE ORIGINALITY THEREOF OR WHETHER THE PROPRIETARY RECIPES INFRINGES ON ANY OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY, INCLUDING, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL MANUFACTURING BE LIABLE FOR ANY DAMAGES WHATSOEVER, WHETHER FORESEEABLE OR NOT (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS, OR CONSEQUENTIAL OR SPECIAL DAMAGES), ARISING OUT OF THE USE OR PERFORMANCE, OR INABILITY TO USE, DISTRIBUTE OR THE PROPRIETARY RECIPES OR ANY DAMAGES OR SETTLEMENT PAYMENTS REQUIRED OR MADE BY BREWERY ARISING FROM THE USE OF THE PROPRIETARY RECIPES, EVEN IF MANUFACTURING HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL MANUFACTURING'S LIABILITY HEREUNDER, FOR ANY REASON, EXCEED THE TOTAL FEES PAID TO MANUFACTURING HEREUNDER DURING THE PRIOR SIX (6) MONTH PERIOD.

Indemnification.

Brewery shall indemnify, defend and hold Manufacturing and its officers, directors and employees (collectively, the "Manufacturing Indemnitees") harmless from and against any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character ("Losses") resulting from any third party claims or actions, which may be brought against any or all of Manufacturing Indemnitees as a result of Brewery's activities under this Agreement with respect to the Proprietary Technology, including without limitation, infringement, misappropriation, advertising injury, personal injury, product liability, or medical malpractice.

Manufacturing shall indemnify and hold Brewery and its officers, directors and employees (collectively, the "Brewery Indemnitees") harmless from and against any and all losses resulting from any third party claims or actions, which may be brought against any or all of Brewery Indemnitees or which otherwise may be suffered by any Brewery Indemnitee, as a result of Manufacturing's breach of the representations and warranties provided or failure to perform any of its obligations under this Agreement.

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Term of Agreement.

Term. The term of this Agreement shall commence as of the Effective Date and shall remain in effect perpetually unless terminated as provided herein, (such period the "Term").

Effect of Termination. Upon termination or expiration of this Agreement, all rights and distribution granted hereunder shall immediately terminate and each Party shall promptly cease all use of the other Party's Intellectual Property. In addition to payment obligations accruing prior to the effective date of termination or expiration, which shall become immediately due and owing on the effective date of termination, termination of this Agreement by either Party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability or amount owed or payable hereunder. Neither Party shall be liable to the other Party for damages of any kind solely because of terminating this Agreement, and termination of this Agreement by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

Preservation of Bankruptcy. If Manufacturing should file a petition under the bankruptcy laws or any debtor protection laws, or if any involuntary petition shall be filed against Manufacturing, Brewery shall be protected in the continued enjoyment of its, rights as licensee hereunder to the maximum feasible extent including, without limitation, if Brewery so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. Manufacturing shall give Brewery reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws or debtor protection laws. If Brewery should file a petition under the bankruptcy laws or any debtor protection laws, or if any involuntary petition shall be filled against Brewery, Manufacturing may consider such action a breach and may terminate Brewery's interest in the Agreement if Manufacturing so chooses. If Brewery should permanently cease to conduct business operations, Manufacturing may consider such action a breach and may terminate Brewery's interest in the Agreement if Manufacturing so chooses. The Proprietary Technology as well as the distribution granted herein shall be deemed to be "intellectual property" as that term is defined in Section 101(35A) of Tile 11 of the U.S. Code or any successor provision.

Confidentiality.

Each Party (a "Receiving Party") agrees that all information received from the other Party (the "Disclosing Party"), whether marked confidential or not, will be treated throughout the Term, and for five (5) years thereafter, confidentially, and subject to the terms and conditions hereof (such information "Confidential Information"). For the avoidance of doubt Know-How shall be deemed to be Confidential Information.

Except as provided herein, a Receiving Party shall not disclose the other Party's Confidential Information to any Third Party. Without limiting the foregoing, each Receiving Party shall only disclose Confidential Information to its directors, officers, employees, agents, and subcontractors on a need-to-know basis and will ensure that representatives have agreed in writing to be bound by obligations of confidentiality no less restrictive than those contained herein. The Receiving Party shall be liable to the Disclosing Party for any disclosure or misuse of the Disclosing Party's Confidential Information by the Receiving Party's representatives.

Confidential Information shall not include information that now or subsequently becomes generally available to the public through no fault or breach on the part of Receiving Party or its representatives; the Receiving Party can demonstrate to have rightfully possessed it prior to disclosure by the Disclosing Party; Receiving Party rightfully obtains it from a third party who has the right to transfer or disclose it; or the Receiving Party can demonstrate to have independently developed it without reference and/or any use of the Confidential Information.

The Receiving Party shall only use Confidential Information in furtherance of this Agreement and for no other purpose. Except as expressly provided herein, no license is granted to the Receiving Party under the Intellectual Property of the Disclosing Party.

Except for disclosures that are required by law, regulation or court order, each Party agrees to keep the terms of this Agreement confidential; provided that, each Party may disclose the terms of this Agreement to its representatives, advisors, and potential acquirers on a need-to-know basis who have agreed in writing to be bound and obligated by provisions of confidentiality no less restrictive than those contained herein.

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If a Party is required to comply with a court order, administrative subpoena or order or other governmental directive to disclose the Confidential Information, said Party shall give the other Party timely written notice of the ordered disclosure so that the affected Party has a reasonable opportunity to intervene to prevent or limit the disclosure.

Upon termination or expiration of this Agreement, the Receiving Party shall not retain Confidential Information of the Disclosing Party in any form.

The terms and conditions hereof apply to exchanges of Confidential Information starting on March 1, 2021.

Miscellaneous.

Cooperation. Each Party shall execute all such other documents and instruments, furnish such other information, and do all such other acts and things as the other Party may reasonably require in relation to the Agreement.

Equitable Remedies. Without prejudice to the rights and remedies otherwise available to Manufacturing and/or Brewery, it is understood and agreed that damages would not be a sufficient remedy for breach of the terms and conditions of this Agreement, and that the non-breaching Party shall be entitled to equitable relief by way of preliminary and/or permanent injunction or specific performance if a Party breaches or threatens to breach any of the provisions of this Agreement.

Relationship of the Parties. The relationship between the Parties shall only be that of strategic partners.

Compliance with Laws. In connection with the distribution granted herein and the consummation of the transactions contemplated hereby and the performance by a party of its obligations hereunder, each party shall comply with all applicable laws, requirements, rules, regulations and standards of Governmental Authorities of any jurisdiction so that neither of the parties shall be subject to any fines or penalties; or violate any laws or regulations affecting the distribution, and sale of the Proprietary Equipment and Recipes contemplated herein.

Ethics and Compliance with Law. Both parties covenant each with the other, that they will maintain the highest ethical business standards and avoid and refrain from being involved in any activities which may in any manner disparage the parties Products. Furthermore, in the conduct of its business, both parties will comply with all applicable Federal, State, and local laws, rules, and regulation.

Preservation of Value. Brewery agrees not to use or exploit the products or recipes in a manner that can be reasonably foreseen to bring it into disrepute or materially diminish the value of exploiting such Proprietary Equipment and Recipes in connection with the marketing, promotion, distribution, sale, licensing, or use.

Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), (iii) sent by a reputable, established international courier service that guarantees delivery within the next three following Business Days (effective upon receipt), or (iv) sent by telecopier followed within twenty-four (24) hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient may have furnished for the purpose pursuant to this Section):

Notice to Brewery:	Simlatus Corporation
Attn: Jef Lewis, CEO
175 Joerschke Dr., Suite A
Grass Valley CA 95945

Notice to Manufacturing:	BrewBilt Manufacturing Inc.
Attn: Jef Lewis, CEO
110 Springhill Drive, Suite 10
Grass Valley CA 95945

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Changes to the above notification addresses may be made by notice to the Parties in the manner set forth above.

Assignment. Brewery may not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written consent of Manufacturing. Manufacturing shall have no right to assign this Agreement without the prior written consent of Brewery, which shall not be unreasonably withheld. Without limiting the foregoing, this Agreement shall survive unimpaired and remain in full force and effect in the event of a merger, change of control or other transaction involving the capital stock of either Manufacturing or Brewery. This Agreement binds and ensures the benefit of the Parties hereto, their respective heirs, representatives, successors or assigns.

Amendment. No amendment or modification to this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties.

Severability. If any section of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such section in every other respect and the remainder of this Agreement shall continue in effect so long as this Agreement still expresses the intent of the Parties, if the intent of the Parties, however, cannot be preserved, this Agreement either shall be renegotiated or shall be terminated.

Governing Law. This Agreement shall be interpreted and construed, and the legal relations between the Parties shall be determined, in accordance with the laws of the State of California, without regard to such jurisdiction's conflicts of laws rules. EACH PARTY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL.

Mediation. In the event of any dispute between the Parties arising under this Agreement, the parties shall first seek to resolve this dispute by discussions among the Persons representing each Party who are responsible for performance of the matter under dispute for a period of not less than 15 Business Days. If the dispute is not resolved within such time by such Persons, then the matter shall be referred to the Chief Executive Officer of Brewery and the appropriate final decision-making authorities of Manufacturing for further negotiations for at least 10 Business Days from the date of referral to such persons. If the dispute is not then resolved, then either Party shall thereafter be free to pursue their respective legal remedies in any court of competent jurisdiction.

Compliance with Applicable Laws. Brewery agrees to comply with all governmental laws and regulations applicable in connection with the use of or exercise of any intellectual or other property rights related to, the Proprietary Technology under this Agreement.

Complete Agreement. This Agreement and the schedules hereto constitute the entire agreement between the Parties with respect to the subject matters hereof and supersede all prior agreements whether written or oral relating hereto.

Headings. The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Authority. The person(s) signing on behalf of Manufacturing and Brewery, respectively, hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

Representation by Counsel. Each Party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this Agreement and that no rule of strict construction shall be applied to either of them as the drafter of all or any part of this Agreement.

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Interpretation. All references to days in this Agreement means calendar days, unless otherwise specified. The words "include", "includes", and "including" shall be deemed to be followed by the phrase "but not limited to" unless expressly stated otherwise. Except as otherwise explicitly provided herein, the use in this Agreement of the words "including", "such as", or words of similar import when distributing any general term, statement or matter shall not be construed to limit such term, statement or matter to such specific terms, statements, or matters.

Integration. This Agreement, together with its exhibit(s), is the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all previous communications, proposals, representations, and agreements, whether oral or written, relating to the subject matter hereof, and controls over the pre-printed terms of any purchase order or similar document. Without limiting the foregoing, this Agreement supersedes and supplants in its entirety the Original License.

Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of executed signature pages by facsimile transmission or by email transmission in portable document format (.pdf), or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email in portable document format (.pdf), or similar format, shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the Parties hereto intending to be bound to the terms and conditions hereof as of the Effective Date.

/s/ Jef Lewis

Jef Lewis, CEO

BrewBilt Manufacturing Inc.

/s/ Jef Lewis

Jef Lewis, CEO

Simlatus Corporation

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